Exhibit 99.1

AdCare Health Systems Reports Fourth Quarter and Full-Year 2015 Results
Transition of Business Model Complete; Board Exploring Strategic Alternatives

ATLANTA, GA, March 29, 2016-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare, today reported results for the fourth quarter and year ended December 31, 2015.

Business and Financial Highlights

•
Completed transition to a healthcare property holding and leasing company by leasing, subleasing or selling all 40 of the healthcare facilities it previously owned, operated or managed. All operations transfers have been completed.

•
Strengthened the company’s investment portfolio by executing a new master lease for nine of its healthcare facilities located in Arkansas with a well-capitalized operator at higher rent. The master lease is expected to commence on April 1, 2016.

•
Paid down or received commitments to refinance or extend approximately $44 million in short-term debt, with such commitments being subject to the execution of definitive documentation and the satisfaction or waiver of closing conditions.

•	Continued to make progress in its efforts to reduce G&A expenses, and management expects a continued decline in G&A as personnel and other costs are eliminated.

•	Given that the transition to a healthcare property holding and leasing company is complete, the Board of Directors has begun to explore strategic alternatives for the company.

“In 2015, we delivered on our commitment to transition to a healthcare property holding and leasing company, and we enter 2016 focused on taking additional actions to increase shareholder value,” commented Bill McBride, AdCare’s Chairman and Chief Executive Officer. “Given that the transition is complete, the Board has determined the time is right to begin to explore strategic alternatives for the company, and this process is underway. As part of the Board’s efforts in reviewing its strategic alternatives, it will be hiring legal and financial advisers.”

“As we consider these strategic alternatives, we are taking specific steps to strengthen our portfolio, streamline our organization, reduce interest costs, improve cash flow, and create sustainable shareholder value, including using excess cash to repurchase shares,” added Mr. McBride. “Today, with a portfolio of properties leased on long-term, triple-net basis, we are building on our 2015 momentum with today’s announcement that we paid down or received commitments to refinance or extend $44 million in short-term debt and the previously announced operator change for our Arkansas facilities. In addition, we are pursuing the sale or sublease of non-core real estate assets that are no longer necessary to support our new business model. We are actively working to reduce our general and administrative expenses by eliminating personnel and other costs and by collecting legacy patient care accounts receivables.”

Set forth below are operating metrics that management believes measure the operating performance of the company’s leased and subleased portfolio:

Portfolio Operating Metrics (1)	For the Three Months Ended December 31, 2015
Occupancy (%)	82.4%
Skilled Mix (%)(2)	12.0%
Rent Before Management Fees	1.5x
Rent Coverage After Management Fees	1.0x
(1) Excludes Arkansas facilities and only includes facilities that were leased for the full three month period ended December 31, 2015. (2) Skilled Mix refers to Medicare A and Managed Care RUGs.

Summary of Financial Results for the Fourth Quarter and Year Ended December 31, 2015
Tables reporting the full year financial results, are included in this press release and will be reported in the company’s Annual Report on Form 10-K, to be filed with the U.S. Securities and Exchange Commission on March 30, 2016.

Revenues in the fourth quarter of 2015 were $6.3 million, up 418% from $1.2 million in the fourth quarter of 2014. Revenues for the year ended December 31, 2015 increased by 453% to $18.4 million from $3.3 million in 2014. The increase in revenues reflects AdCare’s transition from an operator of facilities to a healthcare property holding and leasing company. The financial results for the fourth quarter and year ended December 31, 2015 are not necessarily indicative of full year results since leasing and subleasing activity occurred throughout the year.

The net loss attributable to AdCare common stockholders in the fourth quarter of 2015 totaled $10.2 million, or $0.50 per basic and diluted share, compared with a net loss of $5.9 million, or $0.31 per basic and diluted share, in the fourth quarter of 2014. For the year ended December 31, 2015, the net loss attributable to AdCare common stockholders was $28.7 million, or $1.46 per basic and diluted share, compared with a net loss of $16.2 million, or $0.90 per basic and diluted share, in the year-ago period. The net loss was primarily attributed to weaker operating performance at AdCare’s facilities prior to the transfer of operations to new operators, including higher bad debt expense.

Cash and cash equivalents at December 31, 2015 totaled $2.7 million, as compared with $10.7 million at December 31, 2014. Restricted cash and investments at December 31, 2015 totaled $12.7 million, as compared with $8.8 million at December 31, 2014. Total debt outstanding at December 31, 2015 totaled $125.5 million (which includes $957,800 in liabilities of disposal group held for sale), as compared with $151.4 million at December 31, 2014 which includes $5.2 million in liabilities of disposal group held for sale, $4.0 million of liabilities of disposal group held for use, and $6.0 million in liabilities of a variable interest entity held for sale.

Conference Call and Webcast
AdCare will hold a conference call to discuss its fourth quarter and full-year 2015 financial results on Tuesday, March 29, 2016 at 4:30 p.m. ET.
Date and time: Tuesday, March 29, 2016 at 4:30 p.m. ET

•	Dial-in number: 1-888-395-3227 (domestic) or 1-719-325-2329 (international). Reference passcode: 5714686

•	Replay number: Dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). Reference passcode: 5714686. The replay will be available until April 5, 2016.

•	Webcast link: http://public.viavid.com/index.php?id=118627

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. The Company currently owns, leases or manages for third parties 38 facilities. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this press release that are forward-looking include, among other things, statements regarding the company's transition to a healthcare property holding and leasing company, the leasing of the Arkansas facilities to a new operator, the reduction of general and administrative expenses, the collection of legacy patient care accounts receivables and the refinance or extension of short-term debt. Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission, including AdCare's Annual Report on Form 10-K for the year ended December 31, 2015. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts		Investor Relations
Bill McBride	Allan Rimland	Brett Maas
Chairman and CEO	President and CFO	Managing Partner
AdCare Health Systems, Inc.	AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (404) 781-2885	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	allan.rimland@adcarehealth.com	brett@haydenir.com

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)

	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$2,720	$10,735
Restricted cash and investments	9,169	3,321
Accounts receivable, net of allowance of $12,487 and $6,708	8,805	24,294
Prepaid expenses and other	3,214	1,746
Deferred tax asset	—	569
Assets of disposal group held for sale	1,249	5,813
Assets of disposal group held for use	—	4,592
Assets of variable interest entity held for sale	—	5,924
Total current assets	25,157	56,994

Restricted cash and investments	3,558	5,456
Property and equipment, net	126,676	130,993
Intangible assets—bed licenses	2,471	2,471
Intangible assets—lease rights, net	3,420	4,087
Goodwill	4,183	4,224
Lease deposits	1,812	1,683
Deferred financing costs, net	2,913	3,464
Other assets	1,795	590
Total assets	$171,985	$209,962

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of notes payable and other debt	$50,960	$2,436
Current portion of convertible debt	—	14,000
Revolving credit facilities and lines of credit	—	5,576
Accounts payable	8,741	16,434
Accrued expenses	3,125	15,653
Liabilities of disposal group held for sale	958	5,197
Liabilities of disposal group held for use	—	4,035
Liabilities of variable interest entity held for sale	—	5,956
Total current liabilities	63,784	69,287

Notes payable and other debt, net of current portion:
Senior debt	56,871	106,089
Bonds, net	6,940	7,011
Convertible debt	9,200	—
Revolving credit facilities and lines of credit	—	1,059
Other debt	542	—
Other liabilities	3,380	2,130
Deferred tax liability	389	605
Total liabilities	141,106	186,181
Commitments and contingencies (Note 15)
Preferred stock, no par value; 5,000 and 5,000 shares authorized; 2,427 and 950 shares issued and outstanding, redemption amount $60,273 and $23,750 at December 31, 2015 and 2014, respectively	54,714	20,392
Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 19,861 and 19,151 shares issued and outstanding at December 31, 2015 and 2014, respectively	60,958	61,896
Accumulated deficit	(84,793)	(56,067)
Total stockholders' equity (deficit)	(23,835)	5,829
Noncontrolling interest in subsidiary	—	(2,440)
Total equity (deficit)	(23,835)	3,389
Total liabilities and equity (deficit)	$171,985	$209,962

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in 000’s, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental revenues	$5,932	$852	$17,254	$1,832
Management fee revenues	218	354	910	1,493
Other revenues	101	—	236	—
Total revenues	6,251	1,206	18,400	3,325

Expenses:
General and administrative expenses	2,530	3,279	10,544	15,696
Facility rent expense	2,206	468	5,758	1,512
Depreciation and amortization	2,086	1,935	7,345	7,393
Other operating expenses	1,864	34	2,394	2,922
Total expenses	8,686	5,716	26,041	27,523
Loss from operations	(2,435)	(4,510)	(7,641)	(24,198)

Other Income (Expense):
Interest expense, net	(1,874)	(167)	(8,462)	(10,677)
Loss on extinguishment of debt	—	—	(680)	(1,803)
Loss on legal settlement	—	(600)	—	(600)
Other expense	(163)	(2,926)	(918)	(779)
Total other expense, net	(2,037)	(3,693)	(10,060)	(13,859)

Loss from continuing operations before Income taxes	(4,472)	(8,203)	(17,701)	(38,057)
Income tax expense	(91)	(367)	(110)	(131)
Loss from continuing operations	(4,563)	(8,570)	(17,811)	(38,188)

(Loss) income from discontinued operations, net of tax	(2,431)	3,031	(4,892)	23,783
Net loss	(6,994)	(5,539)	(22,703)	(14,405)

Net (income) loss attributable to noncontrolling interests	(1,600)	258	(815)	806
Net loss attributable to AdCare Health Systems, Inc.	(8,594)	(5,281)	(23,518)	(13,599)

Preferred stock dividends	(1,627)	(646)	(5,208)	(2,584)
Net loss attributable to AdCare Health Systems, Inc. common stockholders	$(10,221)	$(5,927)	$(28,726)	$(16,183)

Net loss per share of common stock attributable to AdCare Health Systems, Inc
Basic and diluted:
Continuing Operations	$(0.31)	$(0.48)	$(1.17)	$(2.27)
Discontinued Operations	(0.19)	0.17	(0.29)	1.37
	$(0.50)	$(0.31)	$(1.46)	$(0.90)

Weighted average shares of common stock outstanding:
Basic and diluted	19,856	18,926	19,680	17,930